UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2003

RADNOR HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-19495	23-2674715
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-341-9600

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

99.1	Press Release dated February 13, 2003.

Item 9. Regulation FD Disclosure.

On February 13, 2003, Radnor Holdings Corporation (the “Company”) issued a press release announcing its results for the fourth quarter and year ended December 27, 2002 as well as the details of a comprehensive refinancing plan. A copy of the press release is attached as Exhibit 99.1 to this Report and incorporated herein by reference solely for the purpose of this Item 9. The information in the press release, as well as in the information set forth below, is being furnished for purposes of compliance with Regulation FD.

For purposes of the information furnished in this Item 9, unless otherwise specified or the context requires otherwise, references to the “Company,” “Radnor,” “we,” “us” or “our” refer to Radnor Holdings Corporation and its direct and indirect subsidiaries on a consolidated basis.

FORWARD-LOOKING STATEMENTS

We are furnishing information that includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning including, among other things, statements concerning:

•	expected cost reductions and changes in operating efficiency;

•	expansion and growth of operations;

•	future operating results and financial condition;

•	business strategies;

•	market and general economic conditions;

•	fluctuations in raw material prices;

•	changes in environmental laws and regulations; and

•	changes in availability of capital.

Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading “Risk Factors.” We operate in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

RISK FACTORS

To the extent that our costs for raw materials rise without comparable increases in the prices of our products or our supply of raw materials is hindered and no alternative sources can be found, our profitability may be adversely affected.

Our foam products are manufactured from expandable polystyrene, which we call EPS. EPS is produced from styrene monomer. Styrene monomer is a commodity petrochemical that is readily available throughout the world in bulk quantities from numerous large, vertically integrated chemical companies. Prices for styrene monomer will fluctuate, principally due to supply and demand in the styrene monomer market, but also because of fluctuations in petrochemical feedstock prices. Beginning in January 2002 through January 2003, market prices for styrene monomer increased by more than 40%.

If raw material prices increase and we are unable to pass such price increases on to our customers, employ successful hedging strategies, enter into long-term supply contracts at favorable prices or buy on the spot market at favorable prices, our profitability may be adversely affected. To the extent that our supply of raw materials is hindered and no alternative sources can be found, our profitability also may be adversely affected.

We believe that entering into long-term supply agreements for the purchase of styrene monomer has increased our flexibility to purchase styrene monomer and mitigated but not eliminated the impact of future price fluctuations for styrene monomer, if any. We will continue to be exposed to fluctuations in styrene monomer prices to the extent that our supply agreements do not satisfy our needs for styrene monomer. See “Business—Raw Materials.”

Both the foam segment of the cup and container market and the market for EPS are highly competitive. Many of our competitors in both of these markets are larger and have significantly greater resources, which could put us at a competitive disadvantage against such competitors.

In North America, we compete in the highly competitive foodservice industry and in the market for EPS. Within the foam segment of the cup and container market, we compete principally with Dart Container Corp., which controls the largest share of this market segment. In Europe, we compete primarily in the fragmented European EPS market. Many of our competitors in both North America and Europe are larger than we are and have significantly greater resources than we have, which could adversely impact our ability to effectively compete with these companies. See “Business—Competition.”

Our customers for our foam cup and container products are concentrated; our business could be adversely affected if we were unable to maintain our relationships with our largest customers.

In North America, we supply foam cup and container products to a number of national quick-service restaurant and convenience store companies and to a number of large foodservice distributors. No customer represented more than 7.2% of our net sales for fiscal 2002, although the five largest accounts represented approximately 28.1% of such sales. While we have not lost sales from our key customers in fiscal 2001, 2002 or 2003 to date, if any of such customers substantially reduces its level of purchases from us, our profitability may be adversely affected. Moreover, continued consolidation among distributors in the foodservice industry could result in an increasingly concentrated customer base or the loss of certain customers. See “Business—Sales, Marketing and Customers.”

We conduct a significant portion of our operations in foreign countries, and are subject to risks that are inherent in operating abroad, including governmental regulation, changes in import duties, trade restrictions, currency restrictions and other restraints and burdensome taxes.

Our international operations and the products we sell are subject to numerous governmental regulations and inspections. Although we believe we substantially comply with such regulations, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, may from time to time require operational improvements or modifications at various locations or the payment of fines and penalties, or both.

We are subject to a variety of governmental regulations in the countries where we market our products, including import quotas, tariffs and taxes. For example, distributions of earnings and other payments, including interest, received from our foreign subsidiaries may be subject to withholding taxes imposed by the jurisdiction in which such entities are formed or operating, which will reduce the amount of after-tax cash we can receive. In general, as a U.S. corporation, we may claim a foreign tax credit against our federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which we own 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we are not in a tax-paying position in the United States. We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of certain earnings of those foreign subsidiaries that are classified as “controlled foreign corporations” without regard to whether distributions have been actually received from such subsidiaries.

Our financial results depend in part on the economies of the markets in which we have operations and other interests. These markets are in countries with economies in various stages of development or structural reform, and our operations in such markets also could be affected by:

•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	hyperinflation; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.

Our international operations involve transactions in a variety of currencies. Our financial results may be significantly affected by fluctuations of currency exchange rates. Such fluctuations are significant to our international operations because many of the costs related to those operations are incurred in currencies different from those that are received from the sale of our products in foreign markets, and there is normally a time lag between the incurrence of such costs and collection of the related sales proceeds. To the extent that foreign subsidiaries distribute dividends in local currencies in the future, the amount of cash to be received by us and, consequently, the amount of cash available to make payments for principal of and interest on the notes, will be affected by fluctuations in exchange rates, and there can be no assurance that shifts in the currency exchange rates will not have a material adverse effect on us.

Although we periodically evaluate derivative financial instruments to manage foreign currency exchange rate changes, we have never held derivatives for managing foreign currency exchange rate risks.

A number of our agreements are governed by the laws of, and subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the operations are located. We cannot accurately predict whether such forum will provide us with an effective and efficient means of resolving disputes that may arise in the future. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is uncertain.

Our business may suffer if we do not retain our senior management.

We are dependent on the management experience and continued services of our executive officers, including Michael T. Kennedy, our President and Chief Executive Officer. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

We may not be able to use our net operating loss carryforwards to reduce our income tax obligations.

As of December 27, 2002, we had federal net operating loss carryforwards of approximately $67.2 million from our U.S. operations. These net operating loss carryforwards will expire between December 2009 and 2021. We have assessed our ability to utilize our net operating loss carryforwards and concluded that no valuation allowance currently is required since we believe that it is more likely than not that the net operating loss carryforwards will be utilized either by generating taxable income or through tax planning strategies. However, this cannot be assured. Accordingly, some portions of these net operating loss carryforwards may expire before we can utilize them to reduce our income tax obligations. Our income tax obligations affect our cash position and, therefore, may affect our ability to make payments on our long-term debt.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and may adversely affect our business, results of operations and financial condition.

Our operations are subject to federal, state, foreign and local environmental laws and regulations. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters. There can be no assurance that the aggregate amount of future clean up costs and other environmental liabilities will not be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material. However, there can be no assurance that additional funds will not be necessary to offset all costs associated with such environmental matters. See “Business—Environmental Matters.”

The outbreak or escalation of hostilities in the Middle East or elsewhere could have a material adverse effect on our business, results of operations and financial condition.

Recently, tensions between the United States and Iraq have escalated, and terrorist or similar activity has also increased in frequency and severity. Published reports and television broadcasts indicate that a U.S. military action involving Iraq may be imminent. The outbreak, continuation or escalation of hostilities between the United States and any foreign nation, organization or group, including without limitation an armed conflict with Iraq, may have a material adverse effect on our business, results of operations or financial condition. In particular, an armed conflict in the Middle East would result in a real or perceived shortage of oil and/or natural gas, which could result in an increase in our manufacturing costs, including an increase in our energy costs and the cost of some of our raw materials.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto. This discussion contains forward-looking statements. Please see “Forward-Looking Statements” and “Risk Factors” for a discussion of some of the uncertainties, risks and assumptions associated with these statements.

General

The Company is a leading worldwide manufacturer and distributor of foam packaging and specialty chemical products for the foodservice and protective packaging industries. The Company is the second largest manufacturer of foam cup and container products, with an estimated 35% share of the U.S. foam cup and container market segment, and is also one of the leading worldwide producers of EPS. The Company has 17 manufacturing facilities located throughout the United States, Canada and Europe that produced more than 13 billion foam cups, bowls and containers and thermoformed lids and more than 360 million pounds of EPS in fiscal 2002.

Net Sales

Net sales represent the gross sales of the Company’s products less cash discounts and allowances, which historically have averaged approximately 2% of gross sales.

In accordance with Emerging Issues Task Force Issue No. 00-22, the Company has changed its reporting of sales and marketing rebates to include them as an offset to net sales. Previously, they were included as a selling expense. These sales and marketing rebates amounted to $6.6 million, $8.8 million and $7.6 million in fiscal 2001, 2000 and 1999, respectively, $6.7 million and $5.4 million for the first nine months of fiscal 2002 and 2001, respectively, and $2.1 million and $2.7 million for the three-month periods ended September 27, 2002 and September 28, 2001, respectively. Prior period financial information included in Management’s Discussion and Analysis of Financial Condition and Results of Operations has been adjusted to reflect this reclassification.

Cost of Goods Sold

Raw material and energy costs represent a large portion of the Company’s cost of goods sold and are susceptible to price fluctuations based upon supply and demand and general market conditions. Beginning in January 2002 through January 2003, market prices of the Company’s primary raw material, styrene monomer, increased by more than 40%. Although future raw material prices cannot be predicted with accuracy, prices for raw materials used in the Company’s products are forecasted by independent industry surveys and producer reports to remain stable or decrease over the next year. While the Company has been able to pass on the majority of past raw material price increases to customers, there can be no assurance that the Company will be able to increase prices if raw material costs rise in the future.

In connection with the Company’s engineering initiatives, the Company has invested significant resources in research and development. The Company expenses all research and development costs in the period incurred and includes such costs in cost of goods sold. As a percentage of net sales, these costs represented 1.0%, 0.8% and 0.8% in fiscal 2000, 2001 and 2002, respectively.

Distribution Expense

The Company ships its products from manufacturing locations using a combination of common carriers and its own fleet of leased vehicles. Distribution expense consists of the costs to ship products, including costs of labor and leased vehicles.

Gain on Sale of Business

On December 12, 2001, the Company completed the sale of its European insulation operations, which included seven manufacturing plants that convert EPS into insulation products for sale primarily to the Nordic construction industry. The consideration for the sale was approximately $35.1 million in cash and assumption of debt. In connection with the sale, Radnor realized a $10.5 million gain.

Net Operating Loss Carryforwards

As of December 27, 2002, the Company had approximately $67.2 million of net operating loss carryforwards for federal income tax purposes, which expire through 2021.

Comparability of Periods

Financial results for the periods presented are not fully comparable because of the December 2001 disposition of the European insulation operations. Fiscal year 2001 contains the results of operations from the European insulation operations and excludes any adjustments to reflect this disposition. In addition, the Company’s fiscal year is the 52- or 53-week period that ends on the last Friday of December of each year. Fiscal 2002 and 2001 were both 52-week years.

Results of Operations

The following discussion and analysis should be read in conjunction with the financial information included in Exhibit 99.1 filed herewith.

Consolidated

Net sales in fiscal 2002 were $323.2 million, a decrease of $2.5 million from $325.7 million in fiscal 2001. Excluding the results of the European insulation operations, which were divested in December 2001, net sales increased by $20.4 million or 6.7%. This was primarily caused by an 18.1% increase in sales at the specialty chemicals segment resulting from a 13.8% increase in sales volume and higher average selling prices.

Gross profit increased to $79.7 million or 24.7% of net sales in fiscal 2002 from $75.0 million or 23.0% of net sales in fiscal 2001. Excluding the impact of the divested European insulation operations, gross profit in fiscal 2002 increased by $17.0 million from $62.7 million in fiscal 2001. This increase was caused by higher sales volumes in the specialty chemicals segment, combined with higher selling prices and increased manufacturing efficiencies.

Operating expenses increased by $3.6 million in fiscal 2002 to $49.6 million. Excluding the results of the European insulation operations and the $10.5 million gain recognized on its sale, operating expenses as a percentage of net sales decreased to 15.3% in fiscal 2002 from 16.1% of net sales in fiscal

2001. This favorable change was primarily caused by a decrease in selling and distribution expenses, as a percentage of net sales, at the Company’s specialty chemicals operations.

Income from operations increased by $1.1 million in fiscal 2002 to $30.1 million. Excluding the impact of the divested European insulation operations and the gain resulting from its sale, income from continuing operations increased by $16.0 million to $30.1 million or 9.3% of net sales from 4.6% in fiscal 2001.

Interest expense decreased by $0.9 million to $21.4 million for fiscal 2002 from $22.3 million for fiscal 2001. This decrease was primarily due to a reduction in long-term debt resulting from the sale of the European insulation operations, combined with lower interest rates on the Company’s revolving credit facilities. Included in interest expense for fiscal 2002 and 2001 was $1.1 million of deferred financing fee and premium amortization related to the Company’s senior notes.

The Company recorded a $2.9 million provision for income taxes in fiscal 2002, representing a $0.7 million increase over fiscal 2001. This increase was primarily caused by a $3.5 million increase in pre-tax income, partially offset by a reduction in the Company’s effective tax rate as compared to fiscal 2001.

Segment Analysis

Packaging Segment

Net sales in the packaging segment in fiscal 2002 were $195.4 million as compared to $235.9 million in fiscal 2001. Excluding the results of the divested European insulation operations, net sales in fiscal 2002 decreased by $1.8 million over fiscal 2001. This decrease was caused by a 2.0% decrease in sales volumes, partially offset by higher average selling prices. The decrease in sales volumes resulted from a planned rationalization of lower margin business to provide capacity for higher margin business which came on stream during the fourth quarter of 2002.

Gross profit increased to 27.9% of net sales in fiscal 2002 from 25.9% of net sales in fiscal 2001. Excluding the impact of the divested European insulation operations, gross profit for fiscal 2002 increased by $5.6 million to $54.4 million. This increase was caused by lower energy costs, combined with higher selling prices and improved manufacturing efficiencies resulting from engineering projects and technology upgrades.

Operating expenses decreased by $10.3 million to $24.7 million for fiscal 2002 from $35.0 million for fiscal 2001. Excluding the results of the divested European operations, operating expenses decreased by $2.4 million to 12.7% of net sales in fiscal 2002 from 13.8% of net sales in fiscal 2001. This decrease was primarily due to lower distribution costs, as well as lower general and administrative costs, resulting from cost containment initiatives and implemented workforce reductions.

Income from operations increased by $3.5 million over fiscal 2001 to $29.7 million in fiscal 2002 for the reasons described above. Fiscal 2001 income from operations for the European insulation operations, which were sold on December 12, 2001, was $4.5 million. Excluding these results, income from operations increased by $8.0 million or 36.8% for fiscal 2002.

Specialty Chemicals Segment

For fiscal 2002, net sales in the specialty chemicals business segment increased by $20.6 million to $134.3 million from $113.7 million in fiscal 2001. This increase was caused by a 13.8% increase in sales volume, primarily in the domestic specialty chemicals operations, and higher average selling prices. Net sales included $9.8 million and $25.6 million of sales to the packaging segment for fiscal 2002 and 2001, respectively, that are eliminated in consolidation. Excluding the impact of the divested European insulation operations, net sales to the packaging segment were $9.8 million for fiscal 2001.

Gross profit increased by $9.4 million to $21.9 million for fiscal 2002 from $12.5 million for fiscal 2001. This increase was caused by higher selling prices and sales volume, combined with favorable raw material pricing and an increase in manufacturing efficiency.

For fiscal 2002, operating expenses increased by $1.8 million to $17.5 million from $15.7 million in fiscal 2001. This increase was primarily caused by higher distribution costs resulting from increased sales volume and a $0.5 million increase in currency transaction losses at the European operations. Income from operations for fiscal 2002 was $4.4 million, representing a $7.6 million improvement over fiscal 2001 for the reasons described above.

Corporate and Other

Corporate operating expenses, excluding the gain on the divestiture of the Company’s European insulation operations, increased by $1.5 million to $7.3 million for fiscal 2002, primarily due to increased amortization, insurance and personnel costs that were partially offset by an increase in investment income.

Liquidity and Capital Resources

During the year ended December 27, 2002, the Company’s principal source of funds consisted of cash from operating activities. After tax cash flow of $19.8 million was primarily used to fund a $11.7 million increase in working capital and $10.6 million in capital expenditures. The Company has managed its historical growth in working capital through a combination of working capital financing, favorable terms from vendors and proceeds of debt financing for capital expenditures.

As of December 27, 2002, the Company had $32.2 million outstanding under its revolving credit facilities. Including cash on hand, the Company had $12.5 million of availability under these facilities as of December 27, 2002. After taking into account the planned refinancing of the Company’s senior notes due December 1, 2003 (as described in Exhibit 99.1 filed herewith) and certain restrictions, including borrowing base limitations, the Company would have had $12.9 million outstanding and $27.7 million of availability under its revolving credit facilities as of December 27, 2002. The principal uses of cash for the next several years, after giving effect to the planned refinancing, will be debt service, capital expenditures and working capital requirements. The Company’s capital expenditures for fiscal years 2001 and 2002 were $12.4 million and $10.6 million, respectively.

As a holding company, the Company is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations. Subject to certain limitations, the Company is, and will continue to be, able to control its receipt of dividends and other payments from its subsidiaries. After taking into account the planned refinancing of the Company’s existing senior notes due December 1, 2003, management believes that cash generated from operations, together with available borrowings under its revolving credit facilities, will be sufficient to meet the Company’s expected operating needs, planned capital expenditures and debt service requirements. There can be no assurance, however, that sufficient funds will be available from operations or borrowings under its credit agreements to meet the Company’s cash needs.

Outlook for 2003

For the year ending December 26, 2003, we estimate that we will have a profitable year, with operating income in excess of $36 million and earnings before interest, taxes, depreciation and amortization greater than $52 million. For fiscal 2003, we estimate that capital expenditures will be approximately $12 million and will be used primarily for cost reduction projects and product line introductions. In addition, we expect to have cash flow after taxes, working capital changes and capital expenditures in excess of $20 million.

Critical Accounting Policies and Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of those financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company discloses its significant accounting policies in the notes to its audited consolidated financial statements. As described in such notes, the Company recognizes revenue from product sales at the time of shipment and passage of title.

Judgments and estimates of uncertainties are required in applying the Company’s accounting policies in certain areas. Following are some of the areas requiring significant judgments and estimates: determination of an asset’s useful life; estimates of allowances for bad debts; cash flow and valuation assumptions in performing asset impairment tests of long-lived assets; and estimates of realizeability of deferred tax assets.

There are numerous critical assumptions that may influence accounting estimates in these and other areas.

We base our critical assumptions on historical experience, third-party data and on various other estimates we believe to be reasonable. Certain of the more critical assumptions include:

Bad Debt Risk

•	Credit worthiness of specific customers and aging of customer balances

•	Contractual rights and obligations

•	General and specific economic conditions

Depreciable Lives of Plant and Equipment

•	Changes in technological advances

•	Wear and tear

•	Changes in market demand

Asset Impairment Determinations

•	Intended use of assets and expected future cash flows

•	Industry specific trends and economic conditions

•	Customer preferences and behavior patterns

•	Impact of regulatory initiatives

Deferred Taxes

•	Expected future profitability and cash flows

•	Impact of regulatory initiatives

•	Timing of reversals of existing temporary differences between book and taxable income

Recently Adopted Standards

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” The Statement requires gains and losses from debt extinguishments that are used as part of the Company’s risk management strategy to be classified as income from operations rather than as extraordinary items, net of tax. The Company adopted this Statement during the fourth quarter of its year ended December 27, 2002. The impact on the Company was to reclassify the extraordinary item recorded during the quarter ended March 29, 2002 to income from continuing operations.

Quantitative and Qualitative Disclosures About Market Risk

The Company’s market risk is the potential loss arising from adverse changes in interest rates. The Company’s long-term debt obligations are mostly at fixed interest rates and denominated in U.S. dollars. The Company manages its interest rate risk by monitoring trends in interest rates as a basis for determining whether to enter into fixed rate or variable rate agreements. Market risk is estimated as the potential increase in fair value of the Company’s long-term debt obligations resulting from a hypothetical one-percent decrease in interest rates and amounts to approximately $1.5 million over the term of the debt.

Although the Company continues to evaluate derivative financial instruments to manage foreign currency exchange rate changes, the Company does not currently hold derivatives for managing these risks or for trading purposes.

10% Senior Notes due 2003

In December 1996, we issued 10% Senior Notes due 2003 in an aggregate principal amount of $100.0 million pursuant to an indenture dated as of December 5, 1996 among Radnor, substantially all of our domestic subsidiaries as guarantors and Wachovia Bank, National Association (formerly First Union National Bank), as trustee. In October 1997, we issued 10% Series B Senior Notes due 2003 in an aggregate principal amount of $60.0 million pursuant to an indenture dated as of October 15, 1997 among Radnor, substantially all of our domestic subsidiaries as guarantors and Wachovia Bank, National Association as trustee. The notes issued in December 1996 and in October 1997 (collectively, the “Old Notes”) are general unsecured obligations of Radnor and mature on December 1, 2003. Interest on the Old Notes is paid semi-annually. Currently, the Old Notes may be redeemed at our election upon not less than 30 nor more than 60 days’ prior notice at the redemption price of 100% of the principal amount, together with accrued and unpaid interest.

The indentures for the Old Notes contain restrictive covenants that place limitations on our ability and that of our subsidiaries to, among other things: incur or guarantee debt, pay dividends or make other distributions, redeem or retire any capital stock, enter into certain transactions with affiliates, incur liens and sell assets.

As of December 27, 2002, $159.5 million aggregate principal amount of Old Notes were outstanding. We intend to effect the redemption of the Old Notes as part of our refinancing plan through the redemption provisions of the indentures and the Old Notes, which allows us to cause the indenture and the covenants thereunder to cease to be effective upon the deposit with the trustee, upon arrangements satisfactory to it, of the redemption price for the entire outstanding principal amount of Old Notes.

The Amended Domestic Credit Facility

In December 2001, we entered into a revolving credit agreement with PNC Bank, National Association. This agreement included us and each of our principal domestic subsidiaries as borrowers and was originally scheduled to mature on December 31, 2004. As of December 27, 2002, we had outstanding borrowings under this agreement of $29.7 million. As part of our refinancing plan, we will enter into the amended domestic credit facility, which we call the “Amended Credit Agreement” and which we expect to have the terms and provisions that are described in greater detail below.

The Amended Credit Agreement will provide for a revolving credit facility in the aggregate principal amount of up to $45.0 million, an increase of $10.0 million from the current agreement. Revolving loans under the Amended Credit Agreement will be limited, in the aggregate, to the lesser of the $45.0 million commitment amount and a “borrowing base” amount less, in each case, the principal amount of outstanding letters of credit. The borrowing base may not exceed the sum of: (i) 85% of the borrowers’ eligible accounts receivable, plus (ii) the lesser of $25.0 million or 60% of the borrowers’ eligible raw materials and finished goods inventories. In addition, there will be a $7.0 million sublimit on letters of credit.

Revolving loans under the Amended Credit Agreement will bear interest payable at our option at a rate not greater than either (i) the Commercial Lending Rate of PNC or (ii) the applicable margin for Eurodollar rate loans plus a rate equal to the LIBOR rate with respect to the period during which the interest rate is applicable. The applicable margin for Eurodollar rate loans will vary from 2.00% to 2.50%, depending upon our ability to achieve certain performance-based pricing criteria. In addition, the Amended Credit Agreement will provide for a fee of 0.375% per annum on the undrawn amount of the credit facility and letter of credit fees of 2.00% and 0.25% of the aggregate face amount of standby letters of credit and documentary letters of credit, respectively.

The Amended Credit Agreement will include a $45 million term loan. The term loan will bear interest payable at our option at a rate not greater than either (i) the Commercial Lending Rate of PNC plus 0.25% or (ii) the applicable margin for Eurodollar rate loans plus a rate equal to the LIBOR rate with respect to the period during which the interest rate is shall be applicable. The applicable margin for Eurodollar rate loans will vary from 2.25% to 2.75%, depending upon our ability to achieve certain performance-based pricing criteria. Principal repayments under the term loan will be as follows: 10% during the first year after closing, 10% during the second year after closing, 15% during the third year after closing, 20% during the fourth year after closing, 20% during the fifth year after closing and the balance due at maturity. The Amended Credit Agreement will mature five years from the date of closing.

The Amended Credit Agreement will contain customary affirmative and negative covenants including, but not limited to, a minimum fixed charge coverage ratio, a maximum funded indebtedness to EBITDA ratio and limitations upon our ability to:

•	merge, consolidate or dispose of assets;
•	incur liens, indebtedness or certain contingent obligations;

•	make loans and investments, including loans to and investments in foreign subsidiaries;

•	engage in certain transactions with affiliates;

•	pay dividends and other distributions;

•	enter into lease arrangements;

•	form subsidiaries; and

•	make capital expenditures.

In addition, the term loan will contain mandatory principal repayment from the net proceeds of asset sales and a portion of excess cash flow.

Our obligations under the Amended Credit Agreement will be secured by a lien on all of the borrowers’ present and future and wherever located accounts receivable, general intangibles, contract rights, instruments, documents, chattel paper, inventory, machinery, equipment, furniture, fixtures, licenses, trademarks, tradenames, patents and copyrights and all rights to the payment of money, as well as two of our U.S. manufacturing facilities.

The Amended Credit Agreement will contain events of default customary for facilities of its type including, without limitation:

•	nonpayment of principal, interest, fees or other amounts when due;

•	material breach of any representations or warranties;

•	breach of any affirmative or negative covenants;

•	cross-default and cross-acceleration;

•	change of control;

•	bankruptcy, insolvency or similar events involving us or our subsidiaries;

•	certain adverse events under our ERISA plans or those of our subsidiaries;

•	any of the agreements or liens securing payment of the obligations under the Amended Credit Agreement ceasing to be enforceable; and

•	entry of a material judgment against the Company or any of the other borrowers.

The Canadian Credit Agreement

Our Canadian subsidiary has entered into the Agreement Respecting a Term Loan and other Credit Facilities dated February 25, 1994 between StyroChem Canada, Ltd., formerly known as StyroChem International, Ltd. and the Bank of Montreal (which we call the “Canadian Credit Agreement”). The credit facilities under the Canadian Credit Agreement consist of the following: (i) three term loans with an outstanding principal balance at December 27, 2002 of $0.6 million Canadian, (ii) a commercial mortgage with an outstanding principal balance at December 27, 2002 of $0.6 million Canadian, and (iii) a revolving credit facility with an outstanding balance at December 27, 2002 of $4.0 million Canadian.

Canadian dollar revolving advances bear interest at a rate equal to the Bank of Montreal’s prime rate. U.S. dollar revolving advances bear interest at the Bank of Montreal’s U.S. base rate. Loans under this revolving credit facility are payable on demand. The term loans bear interest at the Bank of Montreal’s prime rate plus 1.0%. The term loans are payable on demand and otherwise in quarterly or monthly principal installments over a maximum of five or seven years. The mortgage bears interest at 8.0% and is payable in equal monthly payments over a maximum of twenty-five years.

The Canadian Credit Agreement contains customary affirmative and negative covenants including, but not limited to, a total debt to tangible net worth ratio, a minimum ratio of current assets to current liabilities and a minimum debt service coverage ratio.

The Canadian Credit Agreement is secured by a first priority perfected security interest in all of the material assets of StyroChem Canada and is guaranteed by our Radnor Chemical Corporation subsidiary up to a maximum amount of $3.3 million Canadian. The Canadian Credit Agreement contains customary events of default.

The European Credit Agreements

Our Finnish subsidiary, StyroChem Finland Oy, has entered into a term loan, an overdraft facility and a finance facility dated March 9, 2001, March 20, 2002 and December 17, 2002, respectively, with an institutional lender. The term loan had an outstanding principal balance at December 27, 2002 of 2.2 million Euros, bears interest at three-month EURIBOR plus a margin of 1.0% and is payable in equal quarterly principal installments over five years. The overdraft facility is for up to 3 million Euros, bears interest at the lender’s overnight rate plus a margin of 1.5% and is payable on demand. The finance facility is for up to 3 million Euros and bears interest at the EURIBOR rate with respect to the period during which such interest rate shall be applicable plus 1.50%.

To secure its obligations under the overdraft facility and the finance facility, StyroChem Finland has pledged certain bearer notes, the payment of which has been secured by a floating charge over StyroChem Finland’s current assets, inventories and accounts. In addition, Radnor guaranteed StyroChem Finland’s obligations under these credit facilities. The European credit agreements contain customary events of default.

Domestic Mortgages and Capital Expenditure Loans

We and our WinCup Holdings, Inc. and StyroChem U.S., Inc. subsidiaries entered into a mortgage loan to purchase one of our manufacturing facilities. The loan is secured by a mortgage on that manufacturing facility, had an unpaid principal balance of $2.8 million at December 27, 2002 and is payable in quarterly installments of $150,000 with a final maturity on September 30, 2003. The mortgage bears interest at our option at a rate not greater than either: (i) the applicable margin for domestic rate loans plus a rate equal to Bank of America’s prime rate or (ii) the applicable margin for Eurodollar rate loans plus a rate equal to the Eurodollar rate with respect to the period during which such interest rate shall be applicable. The applicable margin for domestic rate loans varies from 0.25% to 0.75% and the applicable margin for Eurodollar rate loans varies from 1.25% to 2.25% depending on our ability to achieve certain performance-based pricing criteria.

WinCup Holdings, Inc. refinanced a mortgage loan that was used to purchase one of its manufacturing facilities. The loan is secured by a mortgage on that manufacturing facility, had an unpaid principal balance of $6.5 million at December 27, 2002, bears interest at a fixed rate of 7.04%, and is payable in equal monthly installments over twelve years. The obligations of WinCup Holdings under this mortgage are secured by a mortgage on one of our manufacturing facilities and are guaranteed by Radnor.

WinCup Holdings, Inc., StyroChem U.S., Inc., andWinCup Texas, Ltd. have entered into various capital expenditure loans with various equipment finance companies that bear interest at various fixed rates between 7.78% and 9.86% and are payable in quarterly principal and interest installments, due between February 2005 and December 2006. Our obligations under these capital expenditure loans are secured by various manufacturing equipment of the borrowers and are guaranteed by Radnor and, in some situations, Radnor Chemical Corporation.

BUSINESS

General

We are a leading worldwide manufacturer and distributor of foam packaging and specialty chemical products for the foodservice, insulation and protective packaging industries. We have been manufacturing EPS and related products sold to the foodservice, insulation and protective packaging industries for more than 25 years. In the foodservice industry, we are the second largest manufacturer of foam cup and container products, with an estimated 35% share of the U.S. foam cup and container market segment.We are also a leading worldwide producer of EPS. In fiscal 2002, we produced more than 13 billion foam cups for hot and cold drinks, foam bowls and containers and thermoformed lids and 360 million pounds of EPS. We supply 100% of our own EPS needs in addition to supplying EPS to other manufacturers of foodservice, insulation and protective packaging products.

Industry Overview

Packaging. We compete within the foodservice industry, which includes products manufactured with paper, plastic, foam and other materials. The foam segment of the disposable cup and container market, in which we primarily operate, is highly concentrated, with Radnor and its primary competitor accounting for more than 80% of the market. A recent independent industry analysis of the U.S. foam cup and container market through 2010 projects an annual growth rate of approximately 3%. The market for other plastic and paper cups and containers is significantly more fragmented.

The factors that originally gave rise to the use of disposable products continue to support the market’s growth. These include lower labor, maintenance and energy costs as compared to reusable products, as well as sanitary considerations and growth in the consumption of take-out foods and beverages. The expansion of fastfood restaurant chains and warehouse retailers and the consolidation of some foodservice distributors into larger companies with a national presence have also increased the use of disposable products.

Within the disposable product market, foam cup and container usage has increased significantly over the last two decades as a result of factors unique to this segment. These factors include the superior insulating qualities of foam, lower production costs and the flexibility in sizing and molding of foam products. In addition, demand for larger sizes and specialized products contributes to growth of the foam packaging segment. Although the success of foam cups to date has been primarily in the hot drink segment, we believe that there continue to be significant growth opportunities in the sale of cold drink cups, particularly in the large (16 through 64 ounce) sizes, including specialized products such as car carrier cups, on which we make higher margin.

Specialty Chemicals. We compete in the North American and European EPS markets. In North America, we sell EPS to the insulation, protective packaging and foodservice industries. A recent independent industry analysis estimated the U.S. EPS market to have been in excess of 400,000 metric tons in 2000 and projected an annual growth rate of approximately 3% through 2010. This market is concentrated, with Radnor and three other competitors accounting for over 90% of the North American market.

In Europe, we sell EPS to the insulation and protective packaging industries. The EPS market in Europe includes a broader range of product applications and is more fragmented than the North American market. A recent independent industry analysis estimated the European EPS market to have been in excess of 995,000 metric tons in 2000 and projected an annual growth rate of approximately 3% through 2005.

Competitive Strengths

We have strong competitive positions in the foam segment of the disposable cup and container market and in the EPS market. We attribute our prominent market positions to our competitive strengths and expect that these strengths will enable us to continue to improve operating performance and capitalize on future growth opportunities. These strengths include:

•	Customer Service and Reputation for Quality Products. Our attention to customer service and emphasis on high-quality products allow us to continue to meet the needs of our existing customers and attract new ones. Customer service is enhanced by our breadth of product offerings, extensive order-entry system, integrated manufacturing process and strategically located facilities. These attributes enable us to meet the distribution requirements of our customers in an efficient and cost-effective manner. We also coordinate design efforts with our customers to develop new products.

•	Longstanding Relationships with a Diversified Base of Nationally Recognized Customers. Long-term relationships with our customers have been an important factor in our success. Our ten largest customers have been purchasing products from us for an average of almost 20 years. We work closely with our customers to address a variety of needs, including custom product development and tooling, seasonal marketing programs and specialized printing requirements. We believe that the strength of our customer relationships results from consistently meeting or exceeding customer expectations. Our strong customer relationships provide key opportunities for growth within our existing product lines and expansion into new products.

•	Favorable Product and Cost Characteristics. Our foam cup and container products have superior thermal and molding properties as compared to paper and other substitute products. These properties allow for a broader range of use in both hot and cold applications as well as in specialty applications such as car carrier cups. In addition, foam cup and container production costs are significantly less than those of substitute products.

•	Proprietary Technology. We have developed a broad array of proprietary technology that is utilized in various stages of our manufacturing operations. For example, custom-designed and built molding equipment allows us to better meet customer requests for specialized container designs, custom printing or embossing, while at the same time permitting us to maintain high-volume production runs. Other proprietary technology includes automated materials handling, auto-case packaging machines and customized EPS formulations that further enhance manufacturing efficiencies and specific product features.

•	Specialized Product Developments. Our ability to continually develop new and innovative products for the foodservice, insulation and packaging industries enables us to improve our position with existing customers, attract new customers and improve our market position versus comparable paper and other substitute products. Our recent product developments include:

•	Tapered bottom car carrier cups;

•	10 cup—2 lid product line;

•	Antistatic EPS for the electronics packaging industry; and

•	EPS for lost foam casting for the manufacturing of products.

•	Experienced Management Team. Our management team is highly experienced, with our senior sales, manufacturing, administration and engineering executives having spent an average of more than 20 years in the foodservice or EPS packaging industries.

Business Strategy

Our business strategy is to increase revenues, profitability and cash flow and to further enhance our market position by emphasizing the following initiatives:

•	Continuing to Expand Existing Foodservice Packaging Business. We are expanding our existing foodservice packaging business and pursuing growth opportunities. In addition to normal sales increases to our current customers, we have developed and will continue to develop new products to further increase sales to our existing customer base. In addition, we believe that we have a significant opportunity to increase our share of the disposable cup and container market by continuing to position foam products, with their superior thermal and molding properties and lower production costs, as an alternative to comparable paper and other substitute products.

•	Applying Leading Edge Technology to Improve Quality and Productivity While Reducing Costs. We have made key technological advances in the foam cup and container manufacturing process that provide, among other things, significant reductions in scrap rates, reduced labor and energy consumption and increased throughput. We are in the process of installing cup and container production lines based on this technology and intend to continue the rollout of this technology as capacity is needed to meet growing demand. In addition, we plan to continue to reduce manufacturing costs by developing new equipment and processes that enhance productivity and improve manufacturing quality. Production costs have also been and will continue to be reduced by:

•	Consolidating product lines. We are in the process of integrating several different foam cup and container product lines into one distinct product line. This conversion is expected to significantly reduce the number of our SKU’s, but will take several years to complete.

•	Lowering scrap rates. We have reduced scrap rates at our EPS operations through various formulation and process changes and plan to continue this process. We are currently implementing new bead size distributions that are expected to result in significant reductions in our EPS scrap rates.

•	Exploiting economies of scale. We will continue to leverage the economies of scale, including raw material pricing, provided by our high-volume production.

•	Targeted Expansion into New Product Lines. We believe that significant near-term growth opportunities exist within our nationally recognized customer base. We intend to selectively expand into product lines where we can leverage our longstanding relationships with these customers, our existing strategically located manufacturing facilities and our expertise in producing high quality, low-cost molded products.

•	Continued Reduction in Financial Leverage. From December 29, 2000 to December 27, 2002, we decreased our ratio of total debt to EBITDA and we plan to further reduce this ratio during 2003. We expect to enhance revenues through product line extensions and to continue our cost reduction initiatives, which will increase free cash flow and reduce debt.

Products

Radnor manufactures a broad range of foam packaging products, including cups, bowls and containers, and thermoformed plastic lids. The use of foam provides an insulating feature to our products, allowing them to be used for both hot and cold beverages and food products while enhancing comfort for the end user. Foam cups are manufactured in varying sizes (4 to 64 ounces) for both hot and cold beverages and are sold under numerous brand names, including the WinCup®, COMpac®, Profit Pals®, STYROcup®, Big Cool® and Simplicity® brand names. Foam bowls and other containers are made in varying sizes (3.5 to 32 ounces) for both hot and cold food products and are sold under the STYROcontainers® brand name. Our thermoformed leak-resistant plastic lids feature a “stacking ring” that minimizes the shifting of a second cup when placed on top of the first cup. Other enhanced lid features include vents, tear-away tabs and straw slots, depending on the intended use. Cups, bowls, containers and lids are designed so that the same lid can be interchanged with many different cup, bowl or container sizes, which simplifies inventory and display area requirements. For example, our 10 cup-2 lid product line allows two different lids to fit with ten different size cups.

Our cups, bowls and containers are available with custom offset or embossed printing. We also manufacture a broad range of custom-designed foam containers for many of our large national accounts. A significant component of this business is the manufacturing of containers for customers such as Nissin Food Products, Maruchan and Samyang, which use the containers for dried noodle products sold through retail grocery and supermarket chains. We also supply our products in private label packaging for certain of our customers.

We work continuously with our customers to develop new products. One of our early customer-driven developments was the “flare” cup design which replaced the heavier rim typically built into the top of a foam cup with a smooth, flared edge that improves the stability of the cup’s construction. The flare cup was well-received by customers because it combined the favorable appearance of paper with the insulating qualities of foam. More recently, our car carrier cups have addressed the end user’s desire for a cup that can contain larger volumes of liquid while fitting into an automobile’s cup carrier slots.

In North America, we manufacture EPS for our internal consumption, in addition to selling directly to third-party manufacturers of foodservice, insulation and protective packaging products. EPS is categorized by size, with the smallest size, or cup-grade, used to manufacture foam cups and containers. Larger sizes are sold to manufacturers of insulation and protective packaging products and include EPS modified for fire retardancy and non-modified EPS.

We manufacture a broad range of EPS formulations in Europe for conversion into a variety of standard and specialized insulation and packaging products. This EPS is made primarily for the insulation and protective packaging industries and includes a range of bead sizes and densities for conversion by customers into light and heavy insulation boards as well as various shape products, such as insulated fish packaging boxes. We work closely with our European customers to incorporate special product features into our EPS, such as fire retardancy, specialty coatings, higher thermal insulation qualities and antistatic properties.

Sales, Marketing and Customers

Radnor sells its disposable foam packaging products in the foodservice industry through a 36-person sales organization and through an extensive network of 57 independent sales representatives. Sales and marketing efforts are directed by our Senior Vice President of Sales and Marketing and are supported by 12 senior sales managers averaging more than ten years’ experience in the foodservice industry. We believe our experienced sales team and long-term representative relationships enhance our ability to provide high levels of customer service and specialized marketing programs, including custom-designed foam products. Major end users of these products include fast-food restaurants, full-service restaurants, hospitals, nursing homes, educational institutions, airlines, business offices, movie theaters and other leisure time concessionaires, such as sports stadiums.

We sell disposable foam packaging products in the foodservice industry to more than 1, 400 national, institutional and retail accounts throughout the United States, in Mexico and in other countries. This customer base, which includes many of the foodservice industry’s largest companies, can be divided into three major categories:

National Accounts. National accounts are customers that utilize foam products in the sale of their own products and consist primarily of large fast-food restaurant chains and convenience stores. During fiscal 2002, sales to these customers accounted for approximately 11.8% of our net sales, and included Dunkin’ Donuts, Fast Food Merchandisers (the distribution arm for Hardee’s Food Systems), Kentucky Fried Chicken, Marriott International and Perseco Co. (the distribution arm for McDonald’s).

Institutional Accounts. Institutional accounts are customers that purchase foam products with a view toward reselling such products in bulk to institutional end users, such as hospitals, nursing homes, educational institutions, airlines, movie theaters and similar leisure time concessionaires, such as sports stadiums. These customers, representing approximately 44.5% of our net sales in fiscal 2002, are primarily large foodservice distributors. Companies such as Bunzl, Fleming Companies, Food Services of America, Sysco and U.S. Foodservice have all been customers for more than ten years. This group also includes key buying organizations such as Affiliated Paper Companies and ComSource Independent Foodservices.

Retail Accounts. Retail accounts are customers that purchase foam products for resale to actual consumers of the products and consist primarily of supermarket chains and discount stores. In fiscal 2002, retail customers accounted for approximately 9.3% of our net sales and also included seven of the twelve largest supermarket chains in the United States. Representative customers include Albertson’s, Food Lion, Kroger Food Stores, Price/Costco, Sam’s Club, WAL-MART Stores and Winn-Dixie Stores.

In North America, we sell EPS through a dedicated sales force averaging 19 years experience and two broker organizations to manufacturers of foam protective packaging and insulation products. In Europe, we market through our Europe-wide sales office network. In support of these sales and marketing efforts, we employ people who are knowledgeable about chemical engineering and manufacturing processes in order to provide technical assistance to our customers.

In Europe, we sell EPS to 200 primarily mid-sized companies throughout Europe. We have actively pursued these customers because they provide potential for higher margins and because of their increased reliance on our technical support, which results in a greater ability to foster long-term customer relationships. We sell approximately 25% of our European EPS production to our former European insulation business pursuant to a long-term supply agreement.

No customer represented more than 7.2% of our net sales for fiscal 2002, although the five largest accounts represented approximately 28.1% of such sales.

Approximately 8.5% of our foam product sales are made pursuant to contracts under which product prices are automatically adjusted based on changes in prices of EPS and other raw materials. Substantially all of our other foam product sales are made pursuant to contracts or other arrangements under which we have the right to change product prices on 30 to 60 days’ prior written notice.

Manufacturing

Our highly automated manufacturing facilities produced more than 13 billion foam cups, bowls and containers and thermoformed lids and 360 million pounds of EPS in fiscal 2002. Our foam products for the foodservice industry are made with custom-designed foam cup molding machines, lid production machines and foam cup and container printing machines. Our ten U.S. foam plants and our Polish foam plant generally operate 24 hours a day, seven days a week and 355 days a year. We also operate six plants located in the United States, Canada and Europe that manufacture EPS from styrene monomer. These plants generally operate 24 hours a day, seven days a week.

Manufacturing Process

The manufacture of EPS, the primary raw material in the manufacture of foam products, has two steps: polymerization and impregnation. In the polymerization phase, styrene monomer, which is a commodity petrochemical derived primarily from benzene and ethylene, is suspended in water and then treated with chemicals and catalysts to produce polystyrene crystal in various sizes, each of which has different end-use applications, including general purpose polystyrene. To produce EPS, the crystal is impregnated with a high-purity pentane gas.

We manufacture our foam cups and containers utilizing a custom molding process. First, the cup-grade EPS is blended with a lubricating agent and then pre-expanded so that the EPS is of the appropriate density. This pre-expanded EPS is then fed through special screeners to remove undersized and oversized beads. The pre-expanded EPS is then injected into machine molds and fused by injecting steam into the mold cavity. After the EPS is fused, the mold shells are cooled, the mold halves are opened and the finished cups are ejected. The finished products are vacuum tested, counted and packaged.

Our lid products are produced from high-impact polystyrene, or HIPS, which is subjected to heat and pressure, after which the product is extruded through a thin die. The lids are then trimmed for finished goods packing, while the scrap is ground and reintroduced into the original material blend.

Quality Control

Our manufacturing quality control program for foam foodservice products involves automated testing of all products for leaks. In addition, random testing is performed at least hourly at each facility for four or five attributes: seepage, weight, appearance, strength and, where applicable, print. We centrally collect the resulting data, subject it to statistical analysis and review the results. In addition, each machine operator and packer performs various quality checks during the production process. We also obtain random samples of finished foam packaging products from our various manufacturing facilities and perform an analysis similar to that described above at our Phoenix laboratory.

In addition to our own programs, certain of our larger customers have established their own product standards and perform periodic manufacturing audits at our facilities, either through their own personnel or through an independent testing group such as ASI Food Safety Consultants. We also submit products to third-party laboratories for microbiologic and physical tests to assure that we conform to or exceed industry product safety standards.

We utilize our quality, service, manufacturing and customer partners to enact and follow through on initiatives consistent with total quality management and good manufacturing practices. Through these programs, we work with our customers to ensure product quality and to create new products that reflect the present and future needs of our customers.

Our North American EPS quality control laboratory includes infrared spectrograph and atomic absorption units. Our laboratory chemists are capable of performing complex chemical and atomic analysis of styrene monomer, polystyrene crystal, expandable polystyrene and all other material components of EPS production. This gives us the ability to customize EPS formulas to meet any special customer requirements. The EPS quality control program includes testing every production batch of EPS to ensure it meets specific customer requirements. Each batch is tested for particle sizes, pentane gas volume and, if the EPS is to be used for insulation, their fire retardation capability.

In Europe, our sophisticated quality control laboratory is complemented by a fully equipped analytical laboratory containing three fully instrumented, automatically controlled pilot reactors, a fully equipped reactor bay, including a reactor and equipment for screening and coating, as well as two complete lines for converting EPS into insulation boards and shape-molded products. Testing equipment for analytical and quality audit work includes electronic balancers, equipment for testing burning behavior, gas chromatographs, sweep electron microscopes, colorimeters, flexural/compressive strength testers, an izod impact tester and lambda value testers. We regularly test our EPS for a range of key attributes that vary by specific product. Our European facilities are either ISO 9001 or ISO 9002 certified and both are also ISO 14001 certified.

Engineering

We employ more than 77 full-time technical personnel, including 27 full-time engineers and engineering managers, based in the Phoenix, Corte Madera, Fort Worth and Canadian facilities. The engineering staff uses computer-aided design and computer-aided manufacturing systems to design advanced, three-dimensional models of products and molds. Once an electronic image of the machine and mold part design is generated, the part can be custom manufactured. We have the capacity to construct all of the proprietary equipment, machines and molds used in the production, testing and packaging of our foam products. We have also developed and are installing in our manufacturing facilities automated materials handling equipment that includes in-line printing, automatic case packaging equipment and more advanced molding machines.

We continually examine how to improve our manufacturing process efficiencies. Sophisticated infra-red imaging systems, providing real-time video displays, are used to evaluate the thermal efficiency of molds and machines under development. We also can create special prototype mold forms for new lid designs and single-cavity cup and container molds, both of which enhance our ability to evaluate customer design requests rapidly.

The managing director of our European EPS operations is an engineer, as are each of the managers and supervisors of the production facilities located in Europe. In Europe, we also employ two full-time engineers who are responsible for process and production engineering and interact regularly with research and development personnel based in the analytical laboratory as well as senior technical support staff responsible for assisting the sales team.

Raw Materials

Radnor’s foam products are manufactured from EPS, which is produced from styrene monomer. Styrene monomer is a commodity petrochemical that is readily available throughout the world in bulk quantities from numerous large, vertically integrated chemical companies. Styrene monomer prices have fluctuated significantly as a result of changes in petrochemical prices and the capacity, supply and demand for styrene monomer. For example, the contract price for styrene monomer ranged from $.35 to $.43 per pound during 2000 and fell to $.25 per pound in 2001 before increasing to $.38 per pound in January 2003. Although future styrene monomer prices cannot be predicted with accuracy, prices are forecasted by independent industry surveys and producer reports to remain stable or decline over the next year. While the Company has been able to pass on the majority of past price increases to customers, there can be no assurance that the Company will be able to increase prices if styrene monomer costs rise in the future.

The Company has historically purchased a majority of its styrene monomer requirements under a variety of long-term supply contracts. These contracts provide a supply of styrene under several different pricing mechanisms and with volume discounts. The various pricing mechanisms include those tied to raw material prices, spot market indices, contract indices and varying mixtures of the three. Under these contracts, which expire through 2006, the Company acquires a minimum of approximately 75% of its current styrene monomer needs.

High-purity pentane, which is used as the expanding agent in the production of EPS, is available from a limited number of suppliers. Should high-purity pentane become unavailable, however, high-purity butane may be substituted as the expanding agent.

The raw materials we use for the manufacture of thermoformed lids are primarily plastic resins such as HIPS, which are available from a number of sources. Our HIPS resin supplies are purchased under various agreements that contain minimum and maximum purchase requirements. The price we pay for HIPS resin is determined at the time of purchase.

Proprietary Technology and Trademarks

We have developed a broad array of proprietary technology that is utilized in various stages of our manufacturing operations. We rely primarily upon confidentiality agreements and restricted plant access to protect our proprietary technology. We own several patents relating to our cup design and our EPS manufacturing processes. However, we do not consider these patents material to our operations.

We hold 27 trademarks registered in the United States, several of which are also registered in other countries. We also hold a number of unregistered trademarks. We do not consider any of these trademarks material to our operations.

Competition

We compete in the highly competitive foodservice industry. The foam segment of the disposable cup and container market is highly concentrated and, within this segment, we compete principally with Dart Container Corp., which has significantly greater financial resources than we have and controls the largest share of this market segment. We do not believe that companies operating in related markets are likely to enter the foam segment due to the significant investment that would be required.

We believe that competition within the foam segment of the market is based primarily on customer service, product quality and the price at which products are offered. We believe that our market position is attributable to our high level of customer service and product quality, strategically located manufacturing facilities, proprietary technology and experienced management team.

We also compete with the paper segment, which is significantly more fragmented than the foam segment. We believe that competition between foam and paper is based on product appearance, quality and price.

In North America, the EPS industry is highly concentrated. Management believes that each of NOVA Chemicals, Inc., Huntsman Chemical Corp. and BASF Corporation, which are larger than we are and have greater financial resources than we have, controls a significant share of the market for supplying EPS to manufacturers of insulation and protective packaging products. We believe that competition within this industry is primarily based on price, although customer service, support and specialized product development can be significant competitive factors, particularly among the smaller manufacturers of foam insulation and protective packaging products.

The European EPS industry is more fragmented than in North America. Several companies, including BASF Corporation, NOVA Chemicals, Inc. and B.P. Amoco PLC are larger and have more substantial financial resources than we have. We believe that competition is based primarily on price, although technical support, specialized product development and consistently high quality beads are important factors to many of our customers.

Environmental Matters

Our facilities are used for manufacturing or warehousing of foam container products or the EPS from which such products are manufactured. Many of these facilities are subject to federal, state, foreign and local laws and regulations relating to, among other things, emissions to air such as pentane, styrene and particulate matter, discharges to water, and the generation, handling, storage, transportation and disposal of hazardous and nonhazardous materials and wastes.

In 1996, the soil and shallow groundwater at our domestic EPS facilities were found to contain elevated levels of various contaminants. However, based on the results of soil and groundwater testing, material remediation efforts with respect to these conditions have not been, and we believe will not be, required. We own and operate, or owned and operated, underground storage tanks, also referred to as USTs, at several of our facilities for the storage of liquid pentane and heavy fuel oil. Leak detection or containment systems are in place at each facility with USTs that we currently own or operate. USTs are generally subject to federal, state, local and foreign laws and regulations that require testing and upgrading of USTs and remediation of polluted soils and groundwater resulting from leaking USTs. In addition, if any leakage from our USTs were to migrate onto the property of others, we could be subject to civil liability to third parties for remediation costs or other damages.

Some of our facilities have been alleged or are known to have failed to comply with various reporting or permitting obligations under applicable environmental laws and regulations. The resolution of these allegations and failures has not had a material adverse effect on our financial condition or results of operations, nor do we believe that any future costs of achieving and maintaining compliance with these laws and regulations will have that effect. It is possible that we could incur significant fines, penalties or capital costs associated with any confirmed noncompliance with these laws and regulations. Moreover, there can be no assurance that recently promulgated or future environmental laws or regulations, including regulations affecting the volume of and permitting for air emissions both in the United States and in Europe, will not require us to incur substantial expenditures or significantly modify our operations.

Certain of our current and former facilities are located in industrial areas and have been in operation for many years. As a consequence, it is possible that historical or neighboring activities have affected properties currently or formerly owned or operated by us and that, as a result, additional environmental issues may arise in the future, the precise nature of which we cannot now predict.

Facilities

We lease approximately 8,000 square feet in Radnor, Pennsylvania, a suburb of Philadelphia, for our executive offices. We believe that our present facilities are adequate for our current operations and that we will be able to lease or otherwise acquire any additional facilities as may be required for our future operations.

We also own or lease manufacturing, warehouse, office, machine assembly and utilities facilities at the locations shown in the following table:

Packaging

Location	Use	Approximate Floor Space Sq. Ft.
Corte Madera, California	Manufacturing, warehouse, machine assembly and office (leased)	88,000
Richmond, California	Warehouse (leased)	103,000
Higginsville, Missouri	Manufacturing and warehouse	68,000
Warrensburg, Missouri	Warehouse (leased)	10,000
Jacksonville, Florida	Manufacturing and warehouse (leased)	128,000
Edison, New Jersey	Warehouse (leased)	95,000
Metuchen, New Jersey	Manufacturing	84,000
Mount Sterling, Ohio	Manufacturing and warehouse	56,000
Shreveport, Louisiana	Manufacturing and warehouse	73,000
Stone Mountain, Georgia	Manufacturing and warehouse (partially leased)	377,000
Phoenix, Arizona	Machine assembly (leased)	12,000
Tolleson, Arizona	Manufacturing, warehouse and office	170,000
West Chicago, Illinois	Manufacturing, warehouse and office (partially leased)	350,000
El Campo, Texas	Manufacturing and warehouse	91,000
Lodz, Poland	Manufacturing and warehouse (leased)	31,000

Specialty Chemicals

Location	Use	Approximate Floor Space Sq. Ft.
Fort Worth, Texas	Manufacturing, warehouse and office (partially leased)	208,000
Saginaw, Texas	Manufacturing, warehouse and office	60,000
Baie D’Urfe, Quebec	Manufacturing, warehouse and office	74,000
Povoo, Finland	Manufacturing, warehouse, machine assembly, utility and office (partially leased)	112,000
Kokemaki, Finland	Manufacturing, warehouse, utility and office (leased)	52,000

Employees

As of December 27, 2002, we had 1,692 full-time employees. We have never experienced a material labor strike or other labor-related work stoppage. We consider our relations with our employees to be good.

Our U.S. employees are not represented by any union. In Canada, approximately 65% of our employees are represented by a union and are covered by a collective bargaining agreement. In Finland,

over 80% of our employees are represented by one of three unions and we are subject to two collective bargaining agreements. The European Union directives regarding employment are applicable to us in Finland; however, the terms of the collective bargaining agreements will control employment relationships to the extent that these agreements address relevant issues in a more detailed manner and include benefits exceeding the minimum standards established by the directives.

We are dependent on the management experience and continued services of our executive officers, including our Chief Executive Officer, Michael T. Kennedy. The loss of the services of these officers could have a material adverse effect on our business. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

Legal Proceedings

We are involved in a number of legal proceedings arising in the ordinary course of business. After taking into consideration legal counsel’s evaluation of such actions, management believes that these actions will not have a material adverse effect on our financial condition or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated:	February 19, 2003	By:	/s/ MICHAEL V. VALENZA
Michael V. Valenza Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 13, 2003.